Exhibit 99.1

Company Contact:

Andrea tenBroek
Communications Specialist
(978) 646-1419
mediarelations@abiomed.com

Investor Relations:

Edward E. Berger, Ph.D.
Vice President for Policy, Reimbursement and External Relations
(978) 646-1411
ir@abiomed.com

ABIOMED REPORTS THIRD FISCAL QUARTER FINANCIAL RESULTS

Product Revenues Increase 17%, Net Loss Reduced 56% From Prior Year

DANVERS, Mass. (February 10, 2004) – ABIOMED, Inc. (NASDAQ: ABMD) today released financial results for the third quarter of fiscal year 2004 ended December 31, 2003, and commented on significant highlights of the quarter.

Highlights of Financial Results of Operations for the quarter include:

•                  Continued progress toward our goal of profitablity from existing business operations: net loss for the quarter reduced to $0.09 per share compared to $0.13 per share in the previous consecutive quarter and $0.21 per share in the same quarter of the prior year

•                  Initial controlled commercial introduction of a new disposable blood pump for use with the AB5000™ Circulatory Support System

•                  Product revenues for the quarter of $6.5 million, a 17% increase from the corresponding quarter in the prior year

•                  Cash consumed by operating activities of $7.4 million in the nine months ended December 31, 2003, a 42% decrease over cash consumed by operations in the comparable nine months of the prior year

“Our fiscal third quarter showed steady progress toward our goal of profitability from our existing commercial operations.  Increased product revenues, combined with continued improvements to our operational efficiency have resulted in a third consecutive quarter of financial performance improvement," said chairman and chief executive officer Dr. David M. Lederman.

“During the quarter, we also added staff resources in a number of areas that are intended to make us more efficient and more responsive to our customers and to our markets,” Dr. Lederman added. “We have enhanced our capabilities in marketing, corporate communications and engineering. We believe these additions, and others to come, will make us a stronger company as we prepare for full commercial rollout of the AB5000 system.”

“We have identified important steps to further improve the performance of the AbioCor® and reduce the potential for adverse events such as stroke.  In addition, we are extremely pleased to have added Boston’s Beth Israel Deaconess Medical Center and its strong clinical team as an AbioCor clinical site, and look forward to their active participation in the trial,” commented Dr. Lederman.

Financial results for the third quarter of fiscal year 2004 ended December 31, 2003 are summarized in the attached table, and are detailed in ABIOMED’s Quarterly Report on Form 10-Q filed today with the Securities and Exchange Commission.   The following are some of the topics discussed in the company’s Form 10-Q filing:

The AbioCor Clinical Trial: As the initial AbioCor clinical trial enters its final phase, the company continues to plan for the initial commercial introduction of the AbioCor replacement heart through a Humanitarian Device Exemption by the end of calendar 2004.  While ABIOMED reported no new clinical trial implants during the quarter, the company disseminated its findings from a review of the AbioCor clinical experience to date to its clinical investigators and advisors in preparation for upcoming implants.

Product Revenues: Product revenues for the quarter were $6.5 million, a 17% increase over the comparable quarter of the prior year.  While BVS® 5000 blood pump reorders remain the single largest component of the revenue stream, enthusiastic customer response to the new model AB5000 blood pump contributed to the quarter’s excellent result.  ABIOMED has been conducting a carefully controlled clinical introduction of the AB5000 console and blood pump, and expects to begin a full commercial rollout of the AB5000 system during the first quarter of the next fiscal year.

Progress toward profitability from existing commercial operations: The quarter ended December 31, 2003 showed continued strong progress toward profitable operations.  Net loss was narrowed in the quarter to approximately $2.0 million, or $0.09 per share, 56% below the net loss of approximately $4.4 million, or $0.21 per share, in the same period of the previous year.

ABIOMED will be hosting a conference call with analysts and investors to discuss fiscal 2004 third quarter results.  This conference call is scheduled for today, February 10, at 11:00 a.m. Eastern Time and may be heard live via our website at www.abiomed.com.

Based in Danvers, Massachusetts, ABIOMED, Inc. (pronounced “AB’-EE-O-MED”) is a leading developer, manufacturer and marketer of medical products designed to assist or replace the pumping function of the failing heart. ABIOMED, which currently sells the BVS® 5000 Biventricular Support System and the AB5000™ Circulatory Support System, is the market leader in devices for the temporary support of patients with failing but potentially recoverable hearts. The company’s AbioCor® Implantable Replacement Heart is the subject of an initial clinical trial being conducted under an Investigational Device Exemption from the United States Food and Drug Administration.  The AbioCor has not been approved for commercial distribution, and is not available for use or sale outside of the initial clinical trial.

This Release contains forward-looking statements, including statements regarding development of ABIOMED’s existing and new products, the plans, timing and clinical results of the AbioCor trial, and the company’s progress toward commercial growth and profitability. The company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing and other risks and challenges detailed in the company’s filings with the Securities and Exchange Commission, including the Annual Report filed on Form 10-K.  Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release.  The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

FINANCIAL HIGHLIGHTS

CONSOLIDATED OPERATING RESULTS (Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	Dec. 31 2003	Dec. 31 2002	Dec. 31 2003	Dec. 31 2002

Product Revenues	$6,526	$5,591	$16,825	$16,178
Funded Research & Development	157	29	299	324
Total Operating Revenues	6,683	5,620	17,124	16,502

Cost of Product Revenues	2,125	2,088	4,758	5,359
R&D Expenses	3,115	4,990	10,831	16,288
S,G&A Expenses	3,680	3,272	10,098	11,028
Total Operating Expenses	8,920	10,350	25,687	32,675
Loss from Operations	(2,237)	(4,730)	(8,563)	(16,173)
Interest and Other Income, Net	270	291	650	1,042

Net Loss	$(1,967)	$(4,439)	$(7,913)	$(15,131)

Net Loss per Share	$(0.09)	$(0.21)	$(0.37)	$(0.72)

Weighted Average Shares Outstanding	21,173	21,016	21,102	20,984

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	Dec. 31 2003	March 31 2003

Cash and Investments	$47,447	$54,449
Working Capital	$31,870	$57,336
Total Assets	$58,831	$68,337
Current Liabilities	$3,983	$6,247
Stockholders’ Equity	$54,848	$62,090